Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal Second Quarter

and Fiscal First Half 2024 Financial Results

Stroudsburg, PA. – April 24, 2024 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $2.2 billion asset financial institution providing full service commercial and retail banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the fiscal second quarter and fiscal first half periods ended March 31, 2024.

Net income was $4.6 million, or $0.48 per diluted share, for the three months ended March 31, 2024, compared with $4.7 million, or $0.48 per diluted share, for the three months ended March 31, 2023.

Net income was $8.9 million, or $0.93 per diluted share, for the six months ended March 31, 2024, compared with $9.6 million, or $0.98 per diluted share, for the six months ended March 31, 2023.

Gary S. Olson, President and CEO, commented: “The Company’s solid financial performance and growth in shareholder value reflected a focus on net interest income and noninterest expense management, generating higher net interest margins compared to the linked quarter, solid asset quality and capital strength.

“We are navigating a challenging and still unsettled interest rate environment that has impeded loan activity and growth. At the same time, it has placed pressure on margins, particularly with the higher cost of interest-bearing liabilities that include borrowings and deposits.

“We are continually evaluating our loan pricing, seeking optimal pricing on borrowings to manage cost of funds, and paying close attention to efficiency and productivity across our operations. Diligently controlling operating costs held year-over-year quarterly and year-to-date noninterest expense increases to 3.8%.

“Although a year-over-year comparison of margins reflects the extreme impact higher interest rates have had on interest expense, we are encouraged by margins stabilizing and even improving during the past two quarters. We believe that in coming months, we may see modest improvement in the balance between interest income and interest expense. However, we anticipate significant pressure on margins will continue.

“Attracting and retaining deposits will continue to be an important initiative in the coming months. Building lasting, long-term customer loyalty with integrated banking capabilities such as credit card and commercial treasury services remains a key factor in retaining core deposits. We have carefully managed rates on interest-bearing accounts and avoided chasing customers by offering the highest rates. We are committed to maintaining a desirable loan-to-deposit ratio .

“Ensuring exceptional asset quality through risk monitoring and credit management will continue to be an important factor in generating quality earnings. Looking ahead, although we anticipate subdued lending activity, we have a solid loan pipeline and continue to work with current and prospective customers to develop mutually beneficial financial solutions.”

FISCAL SECOND QUARTER 2024 HIGHLIGHTS

•

Total interest income increased 27.9% to $25.7 million in the second quarter of 2024 compared with the second quarter of 2023, and in the first half of 2024 rose 33.8% to $51.7 million compared with the first half of 2023, primarily reflecting ongoing repricing of commercial loans and increased yields from investment securities.

•	Total yield on average interest earning assets increased to 4.95% for the quarter ended March 31, 2024, from 4.43% for the quarter ended March 31, 2023.

•

Net interest income after (release of) provision for credit losses was $15.4 million in the second quarter of 2024 compared with net interest income after provision for credit losses of $15.0 million in the second quarter of 2023.

•

In the first half of 2024, net interest income after (release of) provision for credit losses was $30.6 million compared with net interest income after provision for credit losses in the first half of 2023 of $30.5 million.

•	Total net loans at March 31, 2024, were $1.71 billion, up from $1.68 billion at September 30, 2023.

•

Lending activity was highlighted by 4.2% growth in commercial real estate loans to $856.1 million at March 31, 2024, from $822.0 million at September 30, 2023. Residential mortgages decreased $3.1 million from the prior year, net of the sales of $8.3 million of mortgage loans during the same period.

•

Demonstrating moderate stabilization and the positive impact of variable rate loan repricing during the first six months of fiscal 2024, net interest margin improved to 2.87% for the second fiscal quarter of 2024 compared with 2.79% for the first fiscal quarter of 2024.

•

Asset quality remained strong, with a ratio of nonperforming assets to total assets of 0.64% at March 31, 2024, compared to 0.63% at September 30, 2023. The allowance for credit losses to total loans was 0.89% at March 31, 2024, compared with 1.09% at September 30, 2023. Net loan charge offs for the six months ended March 31, 2024 were negligible at $3,300.

•

Total deposits were $1.45 billion at March 31, 2024, with lower-cost core deposits (demand, savings and money market accounts) comprising 69.3% of total deposits. Uninsured deposits were 28.8% of total deposits at March 31, 2024, including approximately $140.7 million of fully collateralized municipal deposits.

•	The Bank maintained strong levels of on-balance sheet liquidity and has access to significant sources of additional borrowing capacity.

•	The Bank continued to demonstrate financial strength, with a Tier 1 capital ratio of 9.5% at March 31, 2024.

•

Measures of shareholder value demonstrated growth. Tangible book value per share at March 31, 2024, increased to $20.70 from $19.80 at September 30, 2023. Total stockholders’ equity increased to $223.5 million at March 31, 2024, from $219.7 million at September 30, 2023.

Effective October 1, 2023, the Company adopted Accounting Standards Update 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, referred to as the current expected credit loss model (“CECL”). This accounting standard requires that credit losses for financial assets and off-balance sheet credit exposures be measured based on expected credit losses, rather than on incurred credit losses as in prior periods. As a result, at the time of adoption, the allowance for credit losses was decreased by $2,754,000. No reserve was required for investment securities held to maturity. The Company also recorded a reserve for unfunded commitments of $2,083,000. The corresponding increase to retained earnings as a result of these reserve changes was $671,000, before taxes and $530,000, net of tax.

Fiscal Second Quarter 2024 Income Statement Review

Total interest income increased to $25.7 million for the second quarter of fiscal 2024 compared with $20.1 million a year earlier, reflecting asset growth and an increase in the total yield on average interest earning assets to 4.95% from 4.43%.

Total interest income increased to $51.7 million for the six months ended March 31, 2024, compared with $38.7 million a year earlier, reflecting interest-earning asset growth and an increase in the total yield on average interest earning assets to 4.92% from 4.29%.

Interest expense was $10.8 million for the second quarter of 2024, compared with $4.9 million for the same period in 2023, reflecting growth in interest-bearing liabilities and increased interest rates on deposits and short-term borrowings. The Company’s cost of interest-bearing liabilities was 2.58% in the 2024 second quarter compared with 1.40% for the same quarter in 2023.

Interest expense was $22.0 million for the six months ended March 31, 2024, compared with $7.9 million for the same period in 2023, reflecting growth in interest-bearing liabilities and increased interest rates on deposits and short-term borrowings. The Company’s cost of interest-bearing liabilities was 2.59% for the six month period in fiscal 2024 compared with 1.13% for the same period in fiscal 2023.

The provision for credit losses decreased $646,000 for the second quarter of fiscal 2024 compared to the same fiscal quarter of 2023. The decrease was primarily driven by a decrease in expected losses in the loan portfolio, including unfunded committments.

The provision for credit losses decreased $1.2 million for the six months ended March 31, 2024, compared to the same period in 2023. The decrease was primarily driven by a decrease in expected losses in the loan portfolio, including unfunded committments.

The net interest margin for the second quarter of 2024 was 2.87% compared with 3.34% for the comparable period of fiscal 2023. For the three months ended March 31, 2024, the Company’s return on average assets and return on average equity were 0.84% and 8.23%, compared with 0.98% and 8.63%, respectively, for the comparable period of fiscal 2023.

The net interest margin for the six months ended March 31, 2024, was 2.82% compared with 3.42% for the comparable period of fiscal 2023. For the six months ended March 31, 2024, the Company’s return on average assets and return on average equity were 0.80% and 8.04%, compared with 1.00% and 8.80%, respectively, for the comparable period of fiscal 2023.

Noninterest income was $2.0 million for the second quarter of 2024, compared with $2.1 million a year earlier. The three-month year-over-year comparison reflected increases in other noninterest income, offset by decreases in service fees on deposits and loans in addition to a decrease in loan swap fees.

Noninterest income was $4.0 million for the six months ended March 31, 2024, and 2023, respectively. The six-month year-over-year comparison reflected a gain on sale of mortgage loans and an increase in other noninterest income offset by decreases in service fees on deposits and loans along with a decrease in loan swap fees.

Noninterest expense for the second quarter of 2024 was $11.7 million compared to $11.3 million for the comparable quarter in 2023. The increase was due primarily to increases in data processing, Federal Deposit Insurance Corporation (FDIC) insurance premiums and occupancy and equipment, partially offset by declines in professional fees and compensation and employee benefits.

Noninterest expense for the six months ended March 31, 2024, was $23.6 million compared to $22.7 million for the comparable period in 2023. The increase was due primarily to increases in data processing, FDIC insurance premiums, foreclosed real estate charges and occupancy and equipment, partially offset by declines in professional fees and compensation and employee benefits.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets were $2.2 billion at March 31, 2024, compared with $2.3 billion at September 30, 2023. The decrease of $102.1 million, or 4.5%, reflects the growth in total net loans outstanding, which was more than offset by decreases in investment securities available for sale.

Total net loans were $1.71 billion at March 31, 2024, up from $1.68 billion at September 30, 2023. Residential real estate loans were $710.3 million at March 31, 2024, compared with $713.3 million at September 30, 2023. Commercial real estate loans increased to $856.1 million at March 31, 2024, compared with $822.0 million at September 30, 2023. Commercial loans (primarily commercial and industrial) were $41.0 million compared with $48.1 million at September 30, 2023. Loans to states and political subdivisions were $49.0 million at March 31, 2024, compared to $48.1 million at September 30, 2023.

Nonperforming assets were $14.0 million, or 0.64% of total assets at March 31, 2024, compared to $14.4 million or 0.63% at September 30, 2023. The allowance for credit losses to total loans was 0.89% at March 31, 2024, compared to 1.09% at September 30, 2023. Foreclosed real estate was $3.2 million at March 31, 2024, compared to $3.3 million at September 30, 2023, with the total reflecting one commercial property the Company is actively marketing.

Total deposits were $1.45 billion at March 31, 2024, compared with $1.66 billion at September 30, 2023. Core deposits were $1.00 billion, or 69.3% of total deposits, at March 31, 2024, compared to $1.16 billion, or 69.7% of total deposits at September 30, 2023. Core deposits as a percent of total deposits increased from the first fiscal quarter of 2024.

Noninterest bearing demand accounts at March 31, 2024, were $266.4 million, down 5.0% from September 30, 2023. Interest bearing demand accounts declined 20.2% to $276.5 million and money market accounts declined 17.5% to $302.5 million at March 31, 2024, from September 30, 2023. The decreases reflect the seasonal runoff of municipal deposits along with runoff due to rate competition. Certificates of deposit decreased $59.9 million or 11.9% to $444.0 million at March 31, 2024, compared to September 30, 2023. Included in the certificates of deposit decrease is a decrease of $88.0 million in brokered certificates of deposit. Total borrowings increased to $477.9 million at March 31, 2024, from $374.7 million at September 30, 2023.

The Bank maintained a strong capital position with a Tier 1 capital ratio of 9.5% at March 31, 2024, exceeding regulatory standards for a well-capitalized institution. Total stockholders’ equity increased $3.8 million to $223.5 million at March 31, 2024, from $219.7 million at September 30, 2023, primarily reflecting net income growth and a decrease in other comprehensive loss, offset in part by dividends paid to shareholders and the repurchase of 303,609 shares during the fiscal first quarter of 2024. Tangible book value per share at March 31, 2024, was $20.70 compared to $19.80 at September 30, 2023.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. The Company has total assets of $2.2 billion and has 21 community offices throughout the Lehigh Valley, Greater Pocono, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, the recent turmoil in the banking industry , credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual, quarterly and current reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31, 2024	September 30, 2023
	(dollars in thousands)
ASSETS
Cash and due from banks	$68,735	$39,008
Interest-bearing deposits with other institutions	10,454	46,394

Total cash and cash equivalents	79,189	85,402
Investment securities available for sale, at fair value	215,321	334,056
Investment securities held to maturity, at amortized cost (net of allowance for credit losses of $0)	49,923	52,242
Loans, held for sale	749	250
Loans receivable (net of allowance for credit losses of $15,416 and $18,525)	1,708,221	1,680,525
Regulatory stock, at cost	21,493	17,890
Premises and equipment, net	11,479	12,913
Bank-owned life insurance	39,458	39,026
Foreclosed real estate	3,195	3,311
Intangible assets, net	—	91
Goodwill	13,801	13,801
Deferred income taxes	6,081	6,877
Derivative and hedging assets	13,414	19,662
Other assets	28,778	27,200

TOTAL ASSETS	$2,191,102	$2,293,246

LIABILITIES
Deposits	$1,446,305	$1,661,016
Short-term borrowings	467,917	374,652
Other borrowings	10,000	—
Advances by borrowers for taxes and insurance	12,780	6,550
Derivative and hedging liabilities	7,789	9,579
Other liabilities	22,771	21,741

TOTAL LIABILITIES	1,967,562	2,073,538

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	182,696	182,681
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(5,783)	(6,009)
Retained earnings	158,334	151,856
Treasury stock, at cost	(104,050)	(99,508)
Accumulated other comprehensive loss	(7,838)	(9,493)

TOTAL STOCKHOLDERS’ EQUITY	223,540	219,708

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,191,102	$2,293,246

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$21,724	17,504	43,138	33,589
Investment securities:
Taxable	2,750	2,096	6,637	4,187
Exempt from federal income tax	10	10	21	21
Other investment income	1,166	444	1,944	876

Total interest income	25,650	20,054	51,740	38,673

INTEREST EXPENSE
Deposits	7,590	3,817	16,052	5,818
Short-term borrowings	3,064	1,127	5,720	2,085
Other borrowings	142	—	250	—

Total interest expense	10,796	4,944	22,022	7,903

NET INTEREST INCOME	14,854	15,110	29,718	30,770
(Release of) Provision for credit losses	(496)	150	(893)	300

NET INTEREST INCOME AFTER (RELEASE OF) PROVISION FOR CREDIT LOSSES	15,350	14,960	30,611	30,470

NONINTEREST INCOME
Service fees on deposit accounts	674	762	1,370	1,561
Services charges and fees on loans	295	330	625	697
Loan swap fees	74	136	74	138
Unrealized loss on equity securities	(2)	(5)	(5)	(3)
Trust and investment fees	418	403	811	805
Gain on sale of loans, net	58	58	176	58
Earnings on bank-owned life insurance	220	195	432	386
Insurance commissions	134	168	262	314
Other	133	22	220	28

Total noninterest income	2,004	2,069	3,965	3,984

NONINTEREST EXPENSE
Compensation and employee benefits	6,673	6,792	13,419	13,532
Occupancy and equipment	1,228	1,109	2,457	2,155
Professional fees	1,039	1,115	2,064	2,358
Data processing	1,360	1,222	2,702	2,401
Advertising	239	168	375	354
Federal Deposit Insurance Corporation (“FDIC”) premiums	475	180	855	368
Foreclosed real estate	—	—	101	(3)
Amortization of intangible assets	44	48	91	95
Other	656	658	1,507	1,466

Total noninterest expense	11,714	11,292	23,571	22,726

Income before income taxes	5,640	5,737	11,005	11,728
Income taxes	1,078	1,052	2,106	2,177

NET INCOME	$4,562	$4,685	$8,899	$9,551

Earnings per share:
Basic	$0.48	$0.48	$0.93	$0.98
Diluted	$0.48	$0.48	$0.93	$0.98
Dividends per share	$0.15	$0.15	$0.30	$0.30

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2024	2023	2024	2023
	(unaudited)
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$2,191,544	$1,947,510	$2,213,976	$1,919,828
Total interest-earning assets	2,077,074	1,837,251	2,099,284	1,806,908
Total interest-bearing liabilities	1,675,831	1,429,077	1,698,571	1,398,875
Total stockholders’ equity	222,906	220,219	221,265	217,701
PER COMMON SHARE DATA:
Average shares outstanding - basic	9,513,798	9,717,899	9,575,730	9,707,796
Average shares outstanding - diluted	9,513,798	9,721,036	9,575,730	9,711,599
Book value shares	10,131,521	10,402,537	10,131,521	10,402,537
Net interest rate spread:	2.37%	3.03%	2.33%	3.16%
Net interest margin:	2.87%	3.34%	2.82%	3.42%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531